As filed with the Securities and Exchange Commission on September 16, 2013

Registration No. 333-150094

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ViewCast.com, Inc.

(Exact name of registrant as specified in its charter)

Delaware	75-2528700
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3701 W. Plano Parkway, Suite 300, Plano, Texas	75075
(Address of Principal Executive Offices)	(Zip Code)

VIEWCAST.COM, INC. 2005 STOCK INCENTIVE PLAN

VIEWCAST.COM, INC. 2005 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

Lance E. Ouellette

President and Chief Executive Officer

3701 W. Plano Parkway, Suite 300

Plano, Texas 75075

(Name and address of agent for service)

(972) 488-7200

(Telephone number, including area code, of agent for service)

With copies to:

Bruce Newsome

Haynes and Boone, LLP

2323 Victory Avenue, Suite 700

Dallas, TX 75219-7673

(214) 651-5119

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☑

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 filed by ViewCast.com, Inc. (the “Company”) with the Securities and Exchange Commission on April 4, 2008 (File No. 333-150094) (the “Registration Statement”). The Registration Statement registered (i) 3,991,683 shares of the Company’s common stock, $.0001 par value per share (the “Common Stock”) subject to options then in existence and (ii) 2,875,211 shares of Common Stock reserved for future awards in accordance with the terms of the Company’s 2005 Stock Incentive Plan and the Company’s 2005 Employee Stock Purchase Plan. This offering has been terminated because the Company intends to deregister its Common Stock under the Securities Exchange Act of 1934, as amended. Consequently, in accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offering, the Company hereby removes from registration the securities of the Company that are registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Plano, State of Texas, on September 16, 2013.

ViewCast.com, Inc.

By:	/s/ Lance E. Ouellette
Name:	Lance E. Ouellette
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Lance E. Ouellette Lance E. Ouellette	President and Chief Executive Officer, Chairman of the Board of Directors (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	September 16, 2013

/s/ John C. Hammock John C. Hammock	Director	September 16, 2013